Filed under Rule 433

File No. 333-293382-01

Final Term Sheet

July 30, 2026

Issuer:	Consumers Energy Company

Securities:	4.900% First Mortgage Bonds due 2031 (the “2031 Bonds”) 6.100% First Mortgage Bonds due 2056 (the “2056 Bonds”)

Aggregate Principal Amount Offered:

2031 Bonds:	$450,000,000
2056 Bonds:	$450,000,000

Maturity Date:
2031 Bonds:	August 15, 2031
2056 Bonds:	August 15, 2056

Coupon:

2031 Bonds:	4.900%
2056 Bonds:	6.100%

Yield to Maturity:
2031 Bonds:	4.948%
2056 Bonds:	6.118%

Spread to Benchmark Treasury:
2031 Bonds:	+57 basis points
2056 Bonds:	+90 basis points

Benchmark Treasury Security:
2031 Bonds:	4.125% due June 30, 2031
2056 Bonds:	4.750% due February 15, 2056

Benchmark Treasury Price and Yield:
2031 Bonds:	98-28+; 4.378%
2056 Bonds:	92-31+; 5.218%

Interest Payment Dates:
2031 Bonds:	February 15 and August 15
2056 Bonds:	February 15 and August 15

First Interest Payment Date:
2031 Bonds:	February 15, 2027
2056 Bonds:	February 15, 2027

Public Offering Price:
2031 Bonds:	99.787% of the principal amount
2056 Bonds:	99.751% of the principal amount

Optional Redemption:
2031 Bonds:	Make-whole call at any time prior to June 15, 2031 at the Treasury rate plus 10 basis points and, thereafter, at par
2056 Bonds:	Make-whole call at any time prior to February 15, 2056 at the Treasury rate plus 15 basis points and, thereafter, at par

Tax Credit Event Redemption:	In whole but not in part at 101% of the principal amount plus accrued and unpaid interest (any notice of redemption may only be sent by the later of (a) December 31, 2026 and (b) six months from the date of issuance)

Trade Date:	July 30, 2026

Settlement Date:	August 4, 2026 (T+3)

Expected Ratings (Moody’s / S&P / Fitch):	A1 (negative) / A (stable) / A+ (stable)
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

Joint Book-Running Managers:	BofA Securities, Inc.
Goldman Sachs & Co. LLC
KeyBanc Capital Markets Inc.
MUFG Securities Americas Inc.
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Fifth Third Securities, Inc.

Co-Manager:	Academy Securities, Inc.

CUSIP/ISIN:

2031 Bonds:	210518EB8 / US210518EB86
2056 Bonds:	210518EC6 / US210518EC69

Consumers Energy Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Consumers Energy Company has filed with the SEC for more complete information about Consumers Energy Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Consumers Energy Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, KeyBanc Capital Markets Inc. toll-free at (866) 227-6479, MUFG Securities Americas Inc. toll-free at (877) 649-6848, Scotia Capital (USA) Inc. toll-free (800) 372-3930 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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